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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-147912


                           METLIFE RETIREMENT ACCOUNT

                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                       SUPPLEMENT DATED JANUARY 26, 2009,
                     TO THE PROSPECTUS DATED APRIL 28, 2008

This supplement updates information in, and should be read in conjunction with, the prospectus dated April 28, 2008, describing your annuity contract (the "Contract"). You can obtain a copy of the April 28, 2008 prospectus by writing to MetLife Insurance Company of Connecticut, 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910.

                                    * * * * *

The following information replaces the section entitled "Information Incorporated By Reference" on page 55 of the prospectus:

Under the Securities Act of 1933, the Company has filed with the Securities and Exchange Commission ("SEC") a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts.

The Company's annual report on Form 10-K was filed with the SEC on March 27, 2008 via EDGAR File No. 033-03094. The Company filed an amended annual report on Form 10-K/A with respect to Items 7, 7A, 8 and 9A(T) on Form 10-K with the SEC on May 14, 2008 via EDGAR File No. 033-03094. The Form 10-K, as amended by Form 10-K/A, contains information for the period ended December 31, 2007 about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Company also filed Forms 8-K on April 3, 2008, May 12, 2008 and January 21, 2009 via EDGAR File No. 033-03094. The Form 10-K and 10-K/A, as updated by the three Form 8-Ks, are incorporated by reference into this prospectus. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2007 are also incorporated by reference into this prospectus. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited consolidated financial statements were included in the latest Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct your requests to the Company at, One Cityplace, Hartford, CT 06103-3415. The telephone number is 1-800-842-9406. You may also access the incorporated reports and other documents at www.metlife.com

You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

EXPERTS

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by legal counsel for the Company.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and the related financial statement schedules, incorporated by reference in this Registration Statement for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, dated March 26, 2008 (May 14, 2008, as to Note 20 and January 21, 2009, as to Note 21) incorporated by reference (which expresses an unqualified opinion and includes explanatory paragraphs regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements). Such financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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1300 Hall Boulevard                                                Telephone: (800) 842-9406
Bloomfield, Connecticut 06002-2910
                                                                   Book 21
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